Exhibit 10.49
Date

[Name]
[Address]

FORM OF LONG TERM ASSIGNMENT
LETTER OF UNDERSTANDING

Dear [Name]:

This Letter of Understanding (“LOU”) covers the material terms and conditions of your long-term assignment in [Location of Assignment] in connection with your employment with Applied Materials, Inc. (also referred to herein as the “Company” or “Applied Materials”) or its subsidiary or affiliate employing you. Your assignment is estimated to be effective [Date] and is expected to end on [Date]. The actual length of the assignment could vary due to business conditions. This LOU contains confidential information related to your compensation and benefits while on assignment and should not be shared or discussed with other employees.

You will be eligible for the long term global relocation package set forth below. Applied Materials outsources its relocation services to [Y Relocation (“Y”)]. A representative from [Y] will contact you to coordinate the details of your move once we have received the signed LOU. [Y] will also assist with finding housing in [Location of Assignment] within the budget guidelines provided by Applied Materials. PLEASE NOTE: ALL reimbursements related to your assignment must be submitted through [Y]. Expenses submitted through Applied Materials’ expense report systems, Concur, will be rejected. (Please note if you currently have a corporate credit card for business expenses, be sure to contact your receiving manager prior to your departure to ensure an appropriate card will be provided for the host location.)

If you should have any questions before, during, or after your move to [Location of Assignment], please call your [Y] International Account Executive at the following numbers:

[Contact Information]

IMPORTANT: Unless otherwise specified herein to the contrary, you must continue to be employed by the Company or one of its subsidiaries or affiliates on the date of payment or provision of any benefit or reimbursement hereunder.

The list below outlines the general terms and conditions of employment applicable only during the term of your assignment in [Location of Assignment]:

Compensation and Benefits

1.	Your base salary will be paid out of your home location. Payments will be based upon home country payroll practices (e.g. monthly, bi-weekly, etc.).

2.
You will be offered the Corporate Insurance/Benefits Package plan which currently includes expatriate benefits for certain medical, dental, prescription drug, and vision coverage through [Z]. Any Company-sponsored medical, dental, prescription drug, vision and/or EAP benefits you currently have will end once the Corporate Insurance/Benefits Package plan goes into effect. Attached is a document that outlines the corporate insurance/benefits package benefits.

3.
The Company will provide a Cost of Living Allowance (“COLA”) based on the cost difference between certain basic goods and services in the home location and the host location. The amount of your COLA payment is determined using data received by an external consultant. This amount will be reviewed on a quarterly basis and revised if necessary, based on changes in salary, market conditions or family size. Your COLA amount is currently calculated at [Home country currency] per month and will be adjusted at the start of your assignment based on current cost of living tables at that time.

4.
The Company will provide a tax equalization benefit (the “Tax Equalization Benefit”) through a partnering tax professional, in accordance with the guidelines in the Company’s Global Tax Equalization Policy, as it may be amended from time to time (the “Tax Equalization Policy”). This Tax Equalization Benefit will include a reconciliation of your income taxes in both your home and host countries as well as reimbursement for gross-up tax calculations related to eligible expenses you incur due to the assignment that must be included in your income for tax purposes. You will be tax equalized to your home country tax rate, and a hypothetical tax will be deducted from your pay. Please read the enclosed Tax Equalization Policy and sign and return the acknowledgement with this letter to [Y]. You are not required to remain employed with the Company or one of its subsidiaries or affiliates to receive the Tax Equalization Benefit except to the extent, if any, required by the Tax Equalization Policy.

5.	The Company will pay you a one-time relocation allowance of [$X] at the beginning of the assignment. This allowance will be paid through your home country payroll.

Pre-Assignment Benefits

You are encouraged to retain your residence in the home country. If you elect to sell your primary residence, THE COMPANY WILL NOT PROVIDE ANY REIMBURSEMENT FOR ANY RELATED EXPENSES. In addition, if you do not retain your residence in the home country, your pay package may include a “housing norm” deduction based on cost of living data generated for the company by a recognized third party expert. Further, if you incur expenses related to purchasing or renting housing in the home location after you return from assignment, you will not be reimbursed for such expenses.

If you are a renter in the home location and do not have any rental lease obligation during the assignment, your pay package will include a “housing norm” deduction based on the cost of living data generated for the company by a recognized third party expert.

6.	The Company will provide [you OR you and your spouse] with one [X-night] host country visit. Expenses to be reimbursed for this trip include round-trip airfare, lodging, meals and transportation. Expenses will only be reimbursed to the extent they are incurred and comply with the current Company travel policy. Expenses related to childcare for children under the age of 18 will be reimbursed with receipts through the Company’s third party assignment services provider, up to a maximum of [$X].

7.	The Company will provide you with home finding assistance for [X days] through an outside destination service provider to assist you in locating adequate housing, schools and area orientation.

8.
The Company will provide you and your spouse with language lessons, up to [X hours, and up to a maximum of $X per person]. Language lessons for children are not reimbursed, as children will typically receive language education as part of their school curriculum.

9.
The Company will assist in and will reimburse you for the cost of obtaining the documentation required for you to work and your accompanying dependents (as defined in the Company’s International Assignment Policy in effect as of the effective date of the LOU (the “IAP”)) to live in [Location of Assignment]. This includes assistance with and reimbursement for visas, residence permits, passports, etc. The Company does not intend for permanent residency to be obtained and does not support any costs for you or your dependents as a result of permanent residency.

10.
The Company will provide reimbursement for any required medical examinations and/or immunizations for you and your accompanying dependents which are not currently covered under your home country medical plan.

11.	The Company will provide you and your accompanying spouse, if applicable, with a one-day cultural orientation class which will teach you about living and working in the Host Country.

12.
The Company does not ship or store personal automobiles. However, it will reimburse you for a loss incurred as a result of the sale or lease cancellation on your personal automobile, up to [$X] per car, with a two car limit. You must provide support documentation to obtain this benefit.

13.
The Company will provide one-way, economy (or business class for the assignee, if authorized) airfare for you and your approved accompanying dependents to the host location. This travel must be booked through Corporate Travel according to the Company’s current travel guidelines. At the same time, you must notify [Y] about this travel.

14.
The Company will pay for a one-time air and sea shipment of your personal belongings to the host location or a surface shipment (via land) depending on the geographic location of your home and host locations. There is a limit on this reimbursement, and the total amount reimbursed will be subject to container size limit stated in the IAP. Reimbursement will be for a shipment pick up from a single location and delivered to another single location. Reimbursement will include normal customs and import duties, as well as insurance for replacement valuation. If you are not able to immediately occupy your ultimate residence in the host country, the Company will also reimburse up to [X days]

of in-transit storage. Please refer to the IAP for the list of items that will not be shipped and other shipment details.

[Table of authorized shipment size -- based on family size and housing type]

15.	The Company will also reimburse you for expenses associated with shipping up to two household pets, with a cap on reimbursement of [$X] total.

16.
The Company may provide temporary living arrangements for a combined maximum of [X] days between the home and host location. Expenses related to such temporary accommodations will be paid directly by Applied Materials whenever possible. While in temporary living, you will receive a meal per diem based upon the current Company travel policy.

On-Going Benefits

17.
In locations where the international bank account is not available and you choose to use the home country bank or local bank in the host country, the Company will reimburse the cost of two funds transfers per month.

18.
The Company will provide furnished housing for the duration of the assignment. Your budget for housing is based on furnished housing at the host location to accommodate your family size and is determined by third party cost of living tables. You will also receive a utility allowance based on data tables provided by an external consultant.

19.
The Company will reimburse [tuition and other pre-approved education expenses] [application fees] for your dependent children attending primary or secondary school in the host country. The Company works closely with you and consultants to determine the most appropriate primary or secondary school options for your children. If you and the Company are unable to agree on a schooling option and you elect to send your children to a primary or secondary school other than one approved by the Company, you will be reimbursed for an amount equal to the tuition of the school deemed most appropriate by the Company.

Your dependent children attending primary or secondary school in a country other than the host location will receive reimbursement for two round trip visits per year. Any dependent children attending university outside the host country on a full-time, undergraduate basis will receive reimbursement for one round trip visit from their university location to the host location per year during the term of your assignment.

20.
The Company will reimburse you for eligible integration expenses related to assisting your spouse in assimilating into the new community, up to a maximum reimbursement of [$X] (e.g. career assistance, membership fees to local clubs/organizations, etc.).

21.
[The Company will provide you with a company-leased vehicle for the duration of the assignment. The Corporate Travel Department will make arrangements for this vehicle.] OR [Because X is considered a “no-drive” country, you will be provided [a transport allowance to use public transportation] OR [a car and driver for your transportation needs] for the duration of the assignment.

22.
After you have completed 12 months of your assignment, the Company will pay for one round-trip flight each year for you and accompanying dependents to travel home to [Home Country], based on the Company’s current travel policy. You must have at least six (6) months of your assignment remaining to be eligible for this reimbursement. If you prefer, the Company will pay for a spouse who has remained in the home country to travel to your host location, so long as you have completed 12 months of your assignment and have at least six (6) months remaining.

In certain circumstances, and at the Company’s discretion, it will approve a home leave to a location other than the home work location. In this instance, the allowance shall not exceed the cost of leave to the home location.

23.	The Company will provide assistance in the case of the following emergency situations while on assignment:

a.	death of an immediate family member (as defined in the IAP),

b.	emergency medical care,

c.	death of the assignee or accompanying dependent, and/or

d.	evacuation.

Post-Assignment Benefits

The Company will provide or reimburse the following repatriation benefits according to the guidelines in the IAP once you complete your assignment: transportation for you and your accompanying dependents to the Home Country, return shipment of personal belongings (subject to the same carton size limitations that applied to shipments to the host location), temporary living assistance, 30 days of rental car, and a repatriation allowance (collectively, the “Repatriation Benefits”). Additional details about and requirements relating to this component of your relocation package will be discussed with you as the time for your return nears. You are required to remain employed with the Company or one of its subsidiaries or affiliates to receive the Repatriation Benefits once you complete your assignment, except to the extent described in the “Miscellaneous” section below.

Section 409A and Section 457A

Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and official guidance issued thereunder, as each may be amended from time to time (collectively, “Section 409A”), and Section 457A of the Code, the regulations and official guidance issued thereunder, as each may be amended from time to time (collectively, “Section 457A”), govern deferred compensation, which may include reimbursement payments and other benefits, payable to a U.S. taxpayer and/or recipient who is otherwise subject to Section 409A and Section 457A, respectively (in each case, a “Recipient”). If the Section 409A requirements are not met, the Recipient of deferred compensation can be subject to adverse tax consequences, including an additional 20% U.S. federal penalty tax and possible U.S. state penalty taxes. Similarly, if the payments or benefits are not exempt from the Section 457A requirements, the

Recipient of certain deferred compensation can be subject to adverse tax consequences, including early income tax inclusion and, in certain circumstances, an additional 20% federal penalty tax. The Company intends that all benefits and/or reimbursements provided hereunder be exempt from or otherwise comply with the requirements of Section 409A, and be exempt from the requirements of Section 457A, so that none of the benefits or reimbursements provided hereunder will be subject to the adverse tax consequences of Section 409A or Section 457A. However, to do so, certain restrictions on the timing of benefits or reimbursements hereunder must be imposed. Any ambiguities or ambiguous terms herein will be interpreted to provide for exemption from or compliance with Section 409A and to provide for exemption from Section 457A.

Except with respect to any Repatriation Benefits to be provided or reimbursed hereunder due to your separation from service with the Company, as determined under Section 409A (your “Separation from Service”) as described below, and except as otherwise set forth in the Tax Equalization Policy with respect to any Tax Equalization Benefit to be provided hereunder, you must remain employed by the Company or a subsidiary or affiliate of the Company in order to receive a benefit or reimbursement hereunder, unless the Company waives such requirement. If the Company waives such requirement, then no such benefit or reimbursement will be provided later than the sixtieth (60th) day following the date such waiver occurs. Accordingly, such benefits and/or reimbursements are intended to comply with the “short-term deferral” exception to Section 409A such that they do not provide for any deferral of compensation and to be exempt from Section 457A.

In the case of any Repatriation Benefits to be provided or reimbursed hereunder due to your Separation from Service as described below, (a) the applicable expense must be incurred no later than the last day of the second calendar year immediately following the calendar year in which your Separation from Service occurs (the “Deadline Date”), (b) the expense reimbursement must be paid no later than the third calendar year immediately following the calendar year in which your Separation from Service occurs, and (c) the applicable benefit must be provided no later than the Deadline Date. Accordingly, such benefits and/or reimbursements are intended to comply with the “limited payment” and/or “reasonable moving expense” exceptions in Treasury Regulation Sections 1.409A-1(b)(9)(v)(A) and 1.409A-1(b)(9)(v)(C) – (E) such that they do not provide for any deferral of compensation. If your taxable year is not a calendar year, all references to “calendar year” in the “Section 409A and Section 457A” section of this LOU will be deemed to mean your taxable year. Any Tax Equalization Benefit to be provided hereunder will be subject to the restrictions on the timing of benefits or reimbursements set forth in the Tax Equalization Policy.

Further, if and to the extent Section 457A would otherwise impose taxation on your benefits or payments under this LOU, such payments and benefits will be made no later than twelve (12) months after the end of the taxable year of the “service recipient” (within the meaning of Section 457A) during which the right to the payment or benefit is first no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 457A) (or such later date as permitted by Section 457A).

Each payment or benefit hereunder is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2) and for purposes of Section 457A.

You and the Company agree to work together in good faith to make any amendments to the LOU and any related documents, and to take such reasonable actions which are necessary, appropriate or desirable, to avoid the imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event, however, will the Company or any of its subsidiaries or affiliates reimburse you or any other benefit recipient for any taxes that may be imposed on you or any other recipient as a result of Section 409A or Section 457A.

Miscellaneous

Although the material financial terms of this offer will not change, the complexities of foreign employment arrangements may require us to modify certain elements of this offer. If so, we will provide you with prompt written notice of those changes. During your assignment, you agree to comply with the rules, procedures, and working practices of Applied Materials and with all relevant local rules, laws and regulations that apply to you both as an employee in and as a resident of the host country.

The Company reserves the right to revoke or terminate this assignment and return you to your current or an equivalent position at any time, and you agree to return to [Home Country] upon the termination or revocation of this assignment. If the Company revokes or terminates this assignment, the Company will provide or reimburse the Repatriation Benefits described above in accordance with IAP guidelines if you remain employed by the Company or one of its subsidiaries or affiliates on the date of payment or reimbursement of such Repatriation Benefits. If you incur a Separation from Service as a result of a termination by Applied Materials (or the employing Applied Materials subsidiary or affiliate) without cause (as determined by the Company) before the completion of the assignment or after the completion of the assignment but before your repatriation to [Home Country] is completed, the Company will provide only the following Repatriation Benefits in accordance with IAP guidelines: (a) transportation for you and your accompanying dependents to the Home Country, and (b) return shipment of personal belongings (subject to the same carton size limitations that applied to shipments to the host location), subject to the timing of payment or reimbursement restrictions set forth in the section entitled “Section 409A and Section 457A” above, as applicable. If you resign from the Company, whether before or after the completion of the assignment, you will not be entitled to any Repatriation Benefits and you will be responsible for paying all remaining tuition and lease(s), including housing and automobile, for the remainder of the contractual obligation(s), unless the obligation(s) can be terminated without any penalty, and, unless Applied Materials determines otherwise in its discretion, you will be responsible for repayment to Applied Materials of a pro-rata portion of the expenses and costs that Applied Materials has pre-paid or otherwise incurred hereunder with respect to periods beyond your resignation date, such as pre-paid tuition.

This LOU outlines the benefits being offered to you during your assignment period, which generally are provided or reimbursed according to the guidelines of the IAP. If the terms of this offer are acceptable, please acknowledge acceptance by signing and returning one copy to my attention, and retaining the other for your files. The terms and conditions of your assignment, including this LOU, shall be governed in accordance with the laws of your home country without regard to its conflicts of laws provisions.

If you have further questions, please contact me.

Sincerely,

Sending Line Manager – Signature	Date

Accepted by:

(Assignee’s Name) – Signature	Date

cc:	Global Mobility Manager
Home location HR Business Partner
Finance Controller of Business Unit

[Z] International Expatriate Benefits Plan Highlights

Access to high quality health care can be a particular concern for employees while they are on expatriate assignments. Applied Materials currently offers the [Z] International Expatriate Benefits Plan (“[Z] Plan”), which will provide you and your eligible dependents with certain medical, prescription drug, vision and dental coverage in accordance with the terms of the [Z] Plan, and ONLY during the term of your assignment.

Certain key points to understand regarding the [Z] Plan include:

•	The Plan is based on a shared responsibility (coinsurance) between you and Applied Materials.

•
The medical benefits provide for [X%] payment of reasonable and customary (R&C) charges until you have reached a personal out of pocket limitation of [$X] for individual and [$X] for family, then the medical benefits provide for 100% reimbursement of R&C charges.

•
The dental benefits are payable at either: (Class I) 100%, (Class II) 80% or (Class III) 50%, depending on the type of class/care required. The calendar year maximum for Class I, II, III combined is [$X].

•
Within the United States, [Z] offers in-network discounts. To take advantage of these discounts, you must ensure your physician is a member of the [Z] Preferred Care Network. You can find out which physicians participate in the [Z] Preferred Care Network via the member website: www. [Z].com/cieb. This will allow you and your covered dependents to take advantage of the pre-negotiated discount arrangements.

•	If you are inbound to the United States, you must contact [Z] within 24 hours if you or a covered dependent is admitted to a hospital within the United States.

•	If your spouse and/or other covered dependents elect to remain in the home country, their benefits will also transfer to the [Z] plan.

You should thoroughly review the [Z] Member Information Kit provided to you. If you have questions regarding your coverage benefits or other related general questions regarding the [Z] Plan, please contact [Z] directly. Contact information for [Z] International:

[Contact Information]

NOTE: Since the Goods & Services (COLA) index provides for cost differentials for normal (i.e. not extraordinary) medical and dental services, reimbursement of expenses in excess of what would have been reimbursed in the home country, will not be eligible to be claimed via an expense report.